Exhibit 99.1

CENDANT BOARD OF DIRECTORS APPROVES SPIN-OFF OF ITS
MORTGAGE AND FLEET BUSINESSES TO STOCKHOLDERS THROUGH A
DISTRIBUTION OF PHH CORPORATION COMMON STOCK

PHH Corporation to Become an Independent
Publicly Traded Company as of February 1, 2005

NEW YORK, January 6, 2005 – Cendant Corporation (NYSE: CD) announced today that its board approved the spin-off of its mortgage and fleet businesses through the distribution of 100% of the shares of its PHH Corporation subsidiary to stockholders of Cendant Corporation. The distribution will be payable on January 31, 2005 to Cendant stockholders of record as of the close of business on January 19, 2005. Cendant expects to distribute one share of PHH common stock for every twenty shares of Cendant common stock outstanding as of the record date. Fractional shares of PHH common stock will not be distributed and any Cendant stockholder entitled to receive a fractional share will instead receive a cash payment.

In connection with the spin-off, Cendant will enter into a mortgage origination venture with PHH to continue to participate as an owner in the earnings from the origination of mortgages from customers of Cendant’s real estate brokerage and relocation businesses. PHH will manage this venture and retain all servicing asset risk.

“As we have said previously, the spin-off of our mortgage and fleet management operations represents a key step in Cendant’s strategic plan to reduce complexity and focus solely on the travel and real estate services industries. At the same time, the structure of this transaction will allow us to keep intact the benefits of our real estate ‘value circle’, whereby we derive significant benefits from cross-selling various real estate services,” said Cendant’s Chairman and Chief Executive Officer, Henry R. Silverman.

The distribution has been structured to qualify as a tax-free stock dividend to Cendant stockholders for U.S. federal income tax purposes. Cash received in lieu of fractional shares, however, will be taxable.

As of December 31, 2004, Cendant had approximately 1.05 billion shares outstanding. Based on the distribution ratio, approximately 52.6 million shares of PHH common stock will be distributed to Cendant stockholders, subject to adjustment based on the total number of shares of Cendant common stock outstanding on the record date.

Because Cendant common stock will continue to trade “regular-way” (inclusive of the PHH distribution) on the New York Stock Exchange (the “NYSE”) through the distribution date, any holder of Cendant common stock who sells shares on or before January 31, 2005 will also be selling the related entitlement to receive shares of PHH common stock in respect of such shares. Investors are encouraged to consult with their financial advisors regarding the specific implications of selling Cendant common stock before the distribution date.

PHH has filed an application to list its common stock on the NYSE under the symbol “PHH.”

“All of us at PHH are excited to return to our roots as an independent public company,” said Terence W. Edwards, who is currently president of PHH’s mortgage services business and will become PHH Corporation’s chief executive officer on January 31. “At the same time, our long-standing focus on customer service, our drive for excellence in providing outsourced mortgage and fleet management services to other organizations, and our relationship with Cendant’s leading real estate brands will continue without interruption.”

Shortly after January 19, 2005, Cendant will mail an information statement to its stockholders of record as of the close of business on the record date. The information statement will include information regarding the distribution and the business and management of PHH Corporation following the distribution. In addition, Cendant and PHH Corporation intend to file important information related to the spin-off, including this release, with the Securities and Exchange Commission on Form 8-K.

Goldman, Sachs & Co. acted as financial advisor to Cendant, and JPMorgan acted as financial advisor to PHH, in connection with the spin-off and related transactions.

About PHH Corporation

PHH’s mortgage business is the sixth largest retail originator of residential mortgage loans in the United States. PHH’s fleet management business, operating as PHH Arval, is the nation’s second-largest provider of outsourced commercial fleet management services. The two businesses had combined revenues in excess of $2 billion for the twelve months ended September 30, 2004. Following the spin-off, PHH will be headquartered in Mount Laurel, New Jersey.

About Cendant Corporation

Cendant Corporation is primarily a provider of travel and residential real estate services. With approximately 90,000 employees, New York City-based Cendant provides these services to businesses and consumers in over 100 countries. More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company’s Web site at www.cendant.com.

Statements about future results made in this release, including the projections and the planned business dispositions constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Cendant’s Form 10-Q for the period ended September 30, 2004.

Media Contact:
Elliot Bloom
917-783-2262

Investor Contacts:
Sam Levenson
212-413-1834

Henry A. Diamond
212-413-1920

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